Exhibit 10.7.3

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

2009 LONG-TERM INCENTIVE PLAN

Restricted Share Unit Award Agreement

You are hereby awarded Restricted Share Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Share Unit Award Agreement (the “Award Agreement” or “Award”), and in the Talecris Biotherapeutics Holdings Corp. 2009 Long-Term Incentive Plan (the “Plan”).  A copy of the Plan is attached as Exhibit A, and a prospectus describing the Plan’s material terms is attached or will be delivered to you separately.  Terms below that begin with capital letters have the special meaning set forth in the Plan or in this Award Agreement.

This Award is conditioned on your execution of this Award Agreement within 20 (twenty) days after the Grant Date specified in Section 1 below.  By executing this Award Agreement, you will be irrevocably agreeing that all of your rights under this Award will be determined solely and exclusively by reference to the terms and conditions of the Plan, subject to the provisions set forth below.  As a result, you should not execute this Award Agreement until you have carefully considered the terms and conditions of the Plan and this Award, plus the information disclosed within the attached Plan prospectus, and (ii) consulted with your personal legal and tax advisors about all of these documents.

1.                                       Specific Terms.  Your RSUs have the following terms:

Name of Participant

Number of RSUs Subject to Award

Purchase Price per Share (if applicable)	Not applicable.

Grant Date

Vesting

Your Award will vest at the rate of one-third (1/3) on each of April 1, 2011, April 1, 2012 and April 1, 2013, provided that either (i) your Continuous Service has not ended before the particular vesting date or (ii) if your Continuous Service has ended before a particular vesting date, you qualify for post-retirement vesting as provided in Section 3 below (all subject to any employment agreement between you and the Company).

Accelerated Vesting	You will become 100% vested in this Award if your Continuous Service ends due to your death or your Disability as defined in the Plan.

Deferral Elections	☐ Allowed in accordance with Section 8(f) and 9 of the Plan ☒ Not allowed.

Recapture and Recoupment	☒ Section 25 of the Plan shall apply re Termination, Rescission, and Recapture of this Award. ☐ Section 26 shall apply re Recoupment of this Award.

2.                                       Termination of Continuous Service.  Subject to the terms of any employment agreement between you and the Company (and/or any Affiliate) that is in effect when your Continuous Service terminates and Section 3 below, this Award shall be canceled and become automatically null and void immediately after termination of your Continuous Service for any reason, but only to the extent you have not become vested, pursuant to terms of Section 1 above, on or before your Continuous Service ends.

3.                                       Post-Retirement Vesting.   In the event that (i) your Continuous Service has terminated prior to a vesting date by reason of your Retirement as defined in the Plan and (ii) you have not become “Otherwise Employed,” then your RSUs will continue to vest in the same manner as if you had remained in Continuous Service.  In the event that you become Otherwise Employed or fail to provide the Committee with written notice within 10 days after you have accepted an employment or consulting position with an employer unrelated to the Company, then this Award shall be canceled and become automatically null and void, but only to the extent you have not become vested, pursuant to terms of Section 1 above or this Section, on or before you became Otherwise Employed.  For purposes of this Award, “Otherwise Employed” means that following termination of your Continuous Service you have accepted an employment or consulting position with an employer unrelated to the Company; provided that you shall not be considered “Otherwise Employed” if you have presented the Committee with verifiable evidence establishing that your new position may not reasonably be expected to result in base pay and bonus over a period of a calendar year greater than 50 percent of the average of your base pay and bonus for your last two calendar years of employment.  In the event of a dispute regarding whether you have become Otherwise Employed, the Committee shall make a final determination as provided in Section 4(d) of the Plan.  For the avoidance of confusion, investment income or income incurred by reason of vesting of Awards or exercise of Options awarded by the Company, shall not be considered income for purposes of determining whether you have become Otherwise Employed.

4.                                       Satisfaction of Vesting Restrictions.  No Shares will be issued before you complete the requirements that are necessary for you to vest in the Shares underlying your RSUs.  As soon as practicable after the later of (i) the date on which your RSUs vest in whole or in part, or (ii) the distribution date or dates set forth in your deferral and distribution election forms (if allowed under Section 1 and made by you), the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested RSU with such number of Shares issued to you being reduced by a number of Shares having a fair market value equal to the minimum statutory tax withholding required in connection with the vesting of your RSUs, and with cash being withheld from your pay for any additional withholding and employment taxes that applicable tax laws may require.  Certificates shall not be delivered to you unless all applicable employment and tax-withholding obligations have been satisfied.

5.                                       Dividends.  Section 8(e) of the Plan shall determine your rights to collect any cash or Share dividends that are declared and paid to the holders of Shares between the Grant Date and each vesting or deferred settlement date upon which you are entitled to receive Shares to settle this Award.  To the extent that your Continuous Service ends before full vesting of the RSUs subject to this Award, you will forfeit all cash and Share-based dividends that are attributable to all of your non-vested RSUs.

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6.                                       Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underlying Shares.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit B (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.  To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

7.                                       Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

8.                                       Taxes.  Except to the extent otherwise specifically provided in an employment agreement between you and the Company, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any applicable taxes that may arise pursuant to this Award (including taxes arising under Code Section 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or to otherwise indemnify or hold you harmless from any or all of such taxes.  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

9.                                       Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (ii) the Company would not have granted this Award to you but for these acknowledgements and agreements.

10.                                 Long-term Consideration for Award.  If Section 1 above provides for the application of Plan Section 25 to this Award, then the terms and conditions set forth in your existing Talecris Intellectual Property Agreement or such other employment agreement that includes terms intended to protect Talecris’ business interests, as amended from time-to-time in accordance with its terms, (the “Business Protection Agreement”) are hereby incorporated by reference and made an integral part of this Award Agreement.  An invalidation or incompletion of all or part of the Business Protection Agreement, or your commencement of litigation to invalidate, modify, or alter the terms and conditions set forth your Business Protection Agreement, shall cause this Award to become null, void, and unenforceable.

11.                                 Investment Purposes. By executing this Award, you represent and warrant that any Shares issued to you pursuant to your RSUs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

12.                                 Securities Law Restrictions.  Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or have been registered or qualified under the securities laws of any state, the

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Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

13.                                 Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

14.                                 Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

15.                                 Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.                                 Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by mail, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

17.                                 Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

18.                                 Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 15 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement.

19.                                 Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

20.                                 Governing Law.  The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

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BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Award is made under and governed by the terms and conditions of this Award Agreement and the Plan.

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:
Name of Participant:

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Exhibit A

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

2009 LONG-TERM INCENTIVE PLAN

Plan Document

Exhibit B

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

2009 LONG-TERM INCENTIVE PLAN

Designation of Death Beneficiary

In connection with the Awards designated below that I have received pursuant to the Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards.  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:

Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐    any Award that I have received or ever receive under the Plan.

☐    the Restricted Stock Unit Award that I received pursuant to an award agreement dated                        ,          between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:

By:
Name of Participant

Sworn to before me this

day of                         , 20

Notary Public

County of

State of